Exhibit 99.1

NEWS RELEASE

Contacts:	Lawrence P. Ward, CEO
Margaret Torres, CFO
805-239-5200

HERITAGE OAKS BANCORP DECLARES $.08 PER SHARE QUARTERLY CASH DIVIDEND

Paso Robles, CA - April 24, 2007 — Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, announced its Board of Directors has declared its $0.08 per share regular quarterly cash dividend. The cash dividend will be paid May 18, 2007, to shareholders of record May 4, 2007. This payment will be the company’s fourth quarterly cash dividend to shareholders.

On April 19, 2007, Heritage Oaks Bancorp reported solid loan and deposit growth, along with continued strong asset quality, contributing to first quarter profits. For the first quarter of 2007, net income was $1.5 million, or $0.23 per diluted share, compared to $1.6 million, or $0.24 per diluted share, in the first quarter of 2006.

“We began this year with a solid first quarter performance, generating strong growth in loans and deposits,” said Lawrence P. Ward, President and CEO. “We continue to see demand for business loans in our markets, particularly in construction and commercial business-related loans. Although our profits are down slightly from the first quarter of 2006, we are slightly ahead of internal projections and are positioned to meet our year-end targets.”

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Heritage Oaks Bancorp within PSLRA's safe harbor provisions.

NOTE: Transmitted on Primezone on April 24, 2007, at 3:30 a.m. PST.